UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2003

Artisoft, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19462	86-0446453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Cambridge Center Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 354-0600

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Item 9.    Regulation FD Disclosure.

Our common stock is listed on the NASDAQ SmallCap Market. Under the continuing listing requirement applicable to our listing on the NASDAQ SmallCap Market, we are required to maintain a minimum stockholders’ equity of $2.5 million. At March 31, 2003, our stockholders’ equity was $1.3 million. In May 2003, the NASDAQ Listing Qualifications Hearings Department notified us that the listing of our common stock on the NASDAQ SmallCap Market is being maintained via a temporary exception from the $2.5 million minimum stockholders’ equity continuing listing requirement. The temporary exception expires on September 24, 2003, and our common stock may be delisted from the NASDAQ SmallCap Market at any time after that date. For the duration of the exception, our NASDAQ symbol will be “ASFTC”. If we satisfy the terms of our temporary exception, our NASDAQ symbol will be restored to “ASFT”.

The terms of our temporary listing exception on the NASDAQ SmallCap Market require, among other things, that on or before September 24, 2003 we make a public filing with the SEC and NASDAQ containing a balance sheet no older than 45 days evidencing stockholders’ equity of at least $2.5 million.  The balance sheet must include adjustments for any significant events or transactions occurring on or before the filing date.

On September 10, 2003, we completed a preferred stock and warrant financing pursuant to which we issued and sold an aggregate of 2,627,002 shares of series C convertible preferred stock at a per share purchase price equal to $1.50 and warrants to purchase an aggregate of 2,627,002 shares of common stock at an initial per share price equal to $1.88 in a private placement.  We received gross proceeds from the issuance and sale of series C convertible preferred stock in this financing in the amount of $3,940,503.

We believe that the additional capital provided by this financing will enhance our financial condition to enable us to satisfy the $2.5 million minimum stockholders’ equity continuing listing requirement on the NASDAQ SmallCap Market. However, the additional capital provided by this financing may not be sufficient for the NASDAQ listing qualifications hearings panel to believe we will be able to sustain compliance with the minimum stockholders’ equity continuing listing requirement over the long term. Therefore, the NASDAQ listing qualifications hearings panel may determine to delist our common stock from the NASDAQ SmallCap Market for failure to meet the minimum stockholders’ equity continuing listing requirement. Moreover, the NASDAQ listing qualifications hearings panel reserves the right to delist our common stock for failure to demonstrate compliance with the other requirements for continuing listing on the NASDAQ SmallCap Market. If at some future date our common stock ceases to be listed on the NASDAQ SmallCap Market, its listing may be transferred to the over-the-counter electronic bulletin board or the Pink Sheets.

Solely for the purpose of complying with the terms of our temporary listing exception on the NASDAQ SmallCap Market, we are including in this Current Report on Form 8-K the following unaudited consolidated balance sheets:

•                                          at August 31, 2003; and

•                                          at August 31, 2003, as adjusted to reflect our receipt of $3,940,503 in gross proceeds from our September 10, 2003 financing and our payment of an aggregate of $247,539 in estimated costs relating to that financing.

While the August 31, 2003 unaudited consolidated balance sheets reflect a deficit for the results of operations between June 30, 2003 and August 31, 2003, this deficit is not representative of the performance for the quarter ending September 30, 2003 as a whole. This is because the expenses we incur during any quarter are generally distributed fairly evenly throughout the quarter, however a disproportionate amount of the revenue generated during any quarter tends to be recognized during the last month of the quarter.

Artisoft, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	August 31, 2003	Adjustments for September 2003 Financing	August 31, 2003, as Adjusted for September 2003 Financing
ASSETS

Current Assets:
Cash and cash equivalents	$2,172	$3,941	$6,113
Receivables:
Trade accounts, net of allowances of $182	672	—	672
Other receivables	1	—	1
Inventories	118	—	118
Prepaid expenses	134	—	134
Total current assets	3,097	3,941	7,038

Property and equipment	3,798	—	3,798
Less accumulated depreciation and amortization	(3,371)	—	(3,371)
Net property and equipment	427	—	427

Other assets	247	—	247

	$3,771	$3,941	$7,712

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$583	$—	$583
Accrued liabilities	1,382	244	1,626
Deferred revenue	2,600	—	2,600
Customer deposits	311	—	311
Total current liabilities	4,876	244	5,120

Commitments and contingencies	—	—	—

Shareholders’ equity:
Preferred stock, $1.00 par value per share. Authorized 11,433,600 shares; Series A Preferred Stock no shares issued; Series B Preferred Stock 2,800,000 shares issued; Series C Preferred Stock 2,627,002 shares issued (as adjusted for September 2003 financing)	2,800	2,627	5,427
Common stock, $0.01 par value per share. Authorized 50,000,000 shares;	—	2	2
issued 5,206,243; outstanding 2,989,460	52	—	52
Additional paid-in capital	108,505	1,068	109,573
Accumulated deficit to August 31, 2003	(41,552)	—	(41,552)
Deferred Toshiba equity cost	(1,230)	—	(1,230)
Less treasury stock, at cost, 2,216,783 shares at August 31, 2003	(69,680)	—	(69,680)
Net shareholders’ equity	(1,105)	3,697	2,592
	$3,771	$3,941	$7,711

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Artisoft has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2003	ARTISOFT, INC.

	By:	/s/ Duncan G. Perry
		Name:	Duncan G. Perry
		Title:	Chief Financial Officer

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